EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-134216 and 333-140116), Form S-3 MEF (File No. 333-151863) and Form S-8 (File Nos. 333-74560, 333-70431 and 333-132979) of Quest Resource Corporation of our report dated June 6, 2008, with respect to the financial statements of PetroEdge Resources (WV) LLC as of and for the year ended December 31, 2007, which report appears in this Current Report on Form 8-K/A.
/s/ UHY LLP
Houston, Texas
July 29, 2009